Exhibit 99.1

Sanaby Health Acquisition Corp. I Announces the Separate Trading of its

Class A Common Stock and Warrants

Palo Alto, CA - November 8, 2021 - Sanaby Health Acquisition Corp. I (Nasdaq:SANBU) (the “Company”) announced today that, commencing November 9, 2021, holders of the 17,250,000 units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A common stock and warrants included in the units. Shares of Class A common stock and warrants that are separated will trade on The Nasdaq Global Market under the symbols “SANB” and “SANBW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade under The Nasdaq Global Market symbol “SANBU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company's transfer agent, in order to separate the units into shares of Class A common stock and warrants.

Sanaby Health Acquisition Corp. I is a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue a business combination in any industry, sector or geographic region, the Company intends to identify promising opportunities in the healthcare industry, with a focus on digital health, life science tools and services, and innovative therapeutics. The Company has not selected any specific business combination target.

The units were initially offered by the Company in an underwritten offering. BTIG, LLC acted as the sole book-running manager and I-Bankers Securities, Inc. acted as co-manager for the offering. Cohen & Company Capital Markets (a division of J.V.B. Financial Group, LLC) acted as an advisor to the Company on the transaction.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (“SEC”) on October 14, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus, copies of which may be obtained on the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, copies of the prospectus may be obtained from BTIG, LLC, 65 East 55th Street, New York, NY 10022, or by email at ProspectusDelivery@btig.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering, the anticipated use of the net proceeds and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement for the Company’s initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Sanaby Health Acquisition Corp. I	The Equity Group Inc.

Sandra Shpilberg, CEO	Devin Sullivan, SVP
(415) 580-1810	(212) 836-9608
info@sanaby.com	dsullivan@equityny.com
www.sanaby.com

Kalle Ahl, VP
(212) 836-9614
kahl@equityny.com